LEEWAY SERVICES 1 LEEWAY SERVICES, INC. Relationship Built. Technology Driven. Investor Presentation | 2023 Free Writing Prospectus filed pursuant to Rule 433 Registration Statement on Form S - 1 (No. 333 - 265544) Dated February 6, 2023

LEEWAY SERVICES 2 Safe Harbor Statement This presentation may contain forward - looking statements, including information about management's view of LeeWay Services (“the Company”), future expectations, plans and prospects . In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward - looking statements . Any statements made in this presentation other than those of historical fact, about an action, event or development, are forward - looking statements . These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of the Company, its subsidiaries and concepts to be materially different than those expressed or implied in such statements . Unknown or unpredictable factors also could have material adverse effects on the Company’s future results . The forward - looking statements included in this presentation are made only as of the date hereof . The Company cannot guarantee future results, levels of activity, performance or achievements . Accordingly, you should not place undue reliance on these forward - looking statements . Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by LeeWay Services Inc . LEGAL INFO

LEEWAY SERVICES Free Writing Prospectus This presentation highlights basic information about our company and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus. We have filed a registration statement (including a prospectus) on a Form S - 1 (File No. 333 - 265544) with the SEC for our initial public offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in that registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about LeeWay Services, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity , Prospectus Department, 17 State Street, 41stFloor, New York, New York 10004, telephone: (877) 436 - 3673 or e - mail: prospectus@think - equity.com. Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus or approved or disapproved the shares offered pursuant to the above referenced registration statement and prospectus. Any representation to the contrary is a criminal offense. 3

LEEWAY SERVICES Offering Summary Issuer LeeWay Services, Inc. Listing NYSE American: LEWY Shares Offered 1,000,000 Expected Price $5.00 Expected Offering Size $5,000,000 plus 15% over - allotment option Use of Proceeds • Proprietary Technology Development • Acquisitions • General Corporate and Working Capital Purposes Sole Book - Runner ThinkEquity 4

LEEWAY SERVICES • LeeWay Services, Inc. has two operating companies; LeeWay Transport Inc. (which owns LeeWay Global Logistics) and LeeWay Capital Inc. (which owns eCommerce Financing LLC) • Organic growth much greater than the industry average – all self - financed • Freight Brokerage industry c onsolidation opportunities • Synergies between our companies in technology ( Transtech ) and logistics • Experienced management team 5 Company Overview

RELATIONSHIP BUILT.
TECHNOLOGY DRIVEN.

100+ YEARS OF INDUSTRY EXPERIENCE	**10,000+** CARRIERS AND GROWING	**5,000+** CUSTOMER PORTOLIO
25+ INDUSTRIES SERVED	**400,000** FREIGHT QUOTES OFFERED	**25,000** COMPLETED SHIPMENTS

WHAT WE DO

LeeWay Global Logistics, a wholly-owned subsidiary of LeeWay Transport, was started in 2017. It is a technology-based freight brokerage company. We offer domestic, global, and cross-border brokerage and other transportation management solutions.

eCommerce
SELLER FINANCING

eCommerce Financing LLC, a wholly-owned subsidiary of LeeWay Capital, started developing a technology-based financing platform in 2019. We offer inventory and working capital loans for e-commerce marketplace sellers and will offer transportation financing.

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LEEWAY SERVICES 7 Our People Make The Difference LeeWay Organic Growth We are proud of what our team has accomplished 6.1% 6.6% 6.3% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% 2019 2020 2021 2022 LeeWay Global Logistics Freight Broker Industry 19% Growth 68% Growth 103% Growth 26% Growth 1. January through September of 2022 2 . https://s33964.pcdn.co/wp - content/uploads/2020/03/What - are - Digital - Freight - Brokers - Worth - August - 2019 - 6.pdf 3 . https://www.mordorintelligence.com/industry - reports/united - states - freight - brokerage - market 1

LeeWay Global Logistics

LeeWay Global Logistics, a wholly-owned subsidiary of LeeWay Transport, is a **variable-cost**, **non-asset-based** freight brokerage company that **matches** shipper freight needs with **carrier capacity** in all major full-truck-load (FTL) modes and provides **technology-based** transportation management solutions for shippers and carriers.

Over 90 Years In The Industry

The first LeeWay Company was established in the early 1930's in Oklahoma by R. W. Lee. Today, the new LeeWay is headquartered in Salt Lake City, UT.

Support Logistics

We offer supply chain management services, such as multi-modal transportation management, customized transportation management solutions and strategic trailer pools.



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LEEWAY SERVICES 9 LeeWay Global Logistics OUR GOAL IS TO COMBINES STATE - OF - THE - ART TECHNOLOGY AND TRANSPORTATION EXPERTISE WITH RELIABLE CARRIERS TO PROVIDE CUSTOMIZED SOLUTIONS AND BEST - IN - CLASS SERVICE .

LEEWAY SERVICES Enhancing Our Growth 10 Sales Approach Additional Services o Build national accounts with reliable service and advanced technology o Cross - border (Mexico and Canada) o International logistics o Independent Agents o Supply chain management o Multi - modal o Dedicated transportation o Customized transportation management solutions

LEEWAY SERVICES 11 The Consolidation Opportunity in Freight Brokerage MARKET OVERVIEW • Fragmented Industry • Medium concentration • 17,000 small brokers • Technology, operational expertise, carrier capacity, and reliable service are increasing barriers to entry Freight Broker Differentiation As of 2022 , there are approximately 17 , 000 small brokerages that control more than $ 31 billion of the domestic broker industry , creating an attractive acquisition and consolidation opportunity . Competition Breakdown $212 Billion 2022 Third - Party Logistics Market Size 6.3% Industry CAGR 2021 - 26 • Better technology • Ability to offer drivers quick pay and other financial services • Trailer pools • Better processes Industry Overview

LEEWAY SERVICES LeeWay’s Approach LeeWay Global Logistics is in HIGH GROWTH MODE The Opportunity • Over 17,000 brokerage companies in the U.S. • Acquire brokerage companies • Investing in sales professionals, carrier relations management, and logistics technology • Continued development of digital freight brokerage technology • Capture and retain consistent support from carriers – become their Broker of Choice • Provide carriers with instant access to trip earnings The Challenge • Adopt one way of doing business in all offices to take advantage of scale for customers and carriers • Attract and retain reliable carriers The LeeWay One Initiative • Create one playbook for all offices • Corporate teams will train new offices and will establish leaders in each area to ensure the LeeWay culture and way of doing business is consistent throughout the LeeWay network LeeWay Values All offices will have the same Mission, Vision and Values. Customers Improved carrier availability, visibility and service. Additional services. Technology Technology is portable, scalable and teachable. Carriers Technology enables reloads, scanned paperwork, load board, 24/7 payment, communication and service . LeeWay One Our Initiative will focus on teaching one set of training, processes, technology, relationships, and culture. 12

LEEWAY SERVICES 13 Driver Shortage Strong Freight Brokers Will Be More In Demand 0 25,000 50,000 75,000 100,000 125,000 150,000 175,000 200,000 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 Truck Driver Shortage Short 85K 2022 Short 135K 2028 Source: ATA

LEEWAY SERVICES Customizing TMS & Ops Structure 14 Carrier Benefits o Digital freight / carrier matching using machine learning o Load consolidation and route optimization o Native language app that provides real - time navigation, traffic, weather updates, document translation and a real - time chat assisted by machine learning o Keep carriers in their power markets and lanes. By doing so, carriers will benefit as follows: • Consistent reloads to desired markets (route optimization) • Better asset utilization resulting in higher revenue per truck per hour (asset velocity) • Reduced deadhead (increasing green miles) • Customer familiarity and “shipper of choice” selection capabilities • Better driver retention by placing drivers in stable freight markets

LEEWAY SERVICES LeeWay Capital is a next - generation, cloud - based funding platform for small and medium - sized e - commerce companies. Their business profiles are often outside of traditional banking underwriting criteria. By combining industry - leading technology and security with the expertise and care of our team, we serve business owners nationwide with efficiency, simplicity, reliability, and transparency. Providing Fintech Services to eCommerce Sellers 15 LeeWay Capital, Inc

LEEWAY SERVICES LeeWay Capital, through its subsidiary eCommerce Financing, combines industry - leading technology and security with the expertise and care of our team; we serve e - commerce marketplace sellers nationwide with efficiency, simplicity, transparency, and reliability by providing technology - driven financial products. Developed a financing technology platform to provide small marketplace sellers with short - term working capital. Revenue Based Loans Our funding products are uniquely built for online sellers. Our daily funding program gives sellers access to their net sales proceeds the very next day. Instant Daily Sales Funding 16 eCommerce Financing Leverage technology with e - commerce sellers in marketplaces such as Amazon, Walmart, and Shopify

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LEEWAY SERVICES 18 LOWER RISK Automated Due Diligence Auto Invoicing and Collections Real - Time Dynamic Routing Instant Carrier Payment Settlement Predictability Early Pay Options ACCESS TO FINANCING The seamless integration between LeeWay Capital and LeeWay Transport offers various technical advantages for customers and carriers. By providing a variety of solutions that increase efficiency , provide access to superior financing options , and provide transparency , this partnership enables clients and carriers to streamline their operations and improve their bottom line. The implementation of Virtual bank accounts with branded debit cards with built - in carrier benefits such as fuel and tire discounts, maintenance, and parts discounts, this technology platform offers a unique and valuable service. INCREASE EFFICIENCY Smart Contracts Document Capture & Control Load Matching The Overlap: Fintech Applied to Logistics

LEEWAY SERVICES 62% Business Development and Acquisitions 12% Proprietary Technology Deployment 26% General Corporate and Working Capital Purposes 19 USE OF NET PROCEEDS $ 500,000 Total $ 2,500,000 $ 1,052,500 $ 4,052,500 Proprietary Technology Deployment Business Development and Acquisitions General Corporate and Working Capital Purposes

LEEWAY SERVICES 20 Income Statements 1 Total Revenue $ 22,726,081 $ 18,073,497 $ 27,897,504 $ 13,911,540 Cost of Goods Sold 18,293,459 15,354,629 23,525,269 11,878,949 Gross Profit 4,432,622 2,718,868 4,372,235 2,032,591 Total Operating Expenses 4,145,535 1,999,395 3,230,803 1,892,787 Income from Operations 287,087 719,473 1,141,432 139,804 Other Income (Expense) - 186,409 168,807 (3,851) Net Income Before Income Tax Expense 287,087 905,882 1,310,239 135,953 2022 2021 2021 2020 For the Nine Months Ended September 30, For the Fiscal Year Ended December 31, Income Statements

LEEWAY SERVICES LEEWAY SERVICES Balance Sheet Summary Pro Forma, Pre - Offering Cap Table & Balance Sheet Summary Pro Forma, Pre - Offering Cap Table 2 21 Common Stock Pre - IPO 6,024,000 Options 0 Warrants 0 Fully Diluted Shares Outstanding 6,024,000 1,2 Balance Sheet Data (As of September 30, 2022) Actual Pro Forma, As Adjusted Cash $447,788 $4,500,288 Total current assets $8,346,061 $12,398,561 Total Assets $8,898,600 $12,951,100 Total current liabilities $3,549,868 $1,499,868 Total liabilities $5,283,074 $3,233,074 Total stockholders’ equity $3,615,526 $9,718,026 1 1.Includes 2,000 shares of our Preferred Stock, each share of which shall automatically convert into one share of the common stock of the Company on the date the common stock of the Company is first listed on any nationally recognized stock exchange. 2. All shares are subject to lock - up agreements for either six or twelve months. 1. On a pro forma, as adjusted basis gives effect to the sale by LeeWay of 1,000,000 shares of common stock in this offering at an assumed public offering price of $5.00 per share, the conversion of the Super Voting Preferred Stock into 2,000 shares of LeeWay’s common stock, the issuance of 410,000 shares of common stock to SWL Investments upon the full conversion of the SWL Convertible Note (principal amount of $2,050,000), and the cancellation of 1,050,000 shares held by WLP, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

Our Management Team

Whitt Lee
Founder/CEO of
LeeWay Services, Inc.

40 years as an investor, entrepreneur, and consultant. Served as CEO of companies involved in transportation and financial services.

Keith Merrell
CFO of
LeeWay Services, Inc.

40 years of experience serving as Chief Financial Officer or Controller of publicly held companies and extensive experience in mergers and acquisitions.

David Robbins
COO of
LeeWay Transport, Inc.

28 years of experience growing small companies and operating large companies serving as Chief Commercial Officer and/or Chief Operating Officer in the trucking industry.

Steve Blake
COO of
LeeWay Global Logistics LLC

28 years of experience growing small companies and operating large companies serving as SVP of sales and development and also General Manager in the trucking Industry.

Chad Capooth
COO of
LeeWay Capital Inc.

12 years of experience in the financial lending industry and the technology architect for the fintech and transportation technology platforms.

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LEEWAY SERVICES Has served as our Chairman of the Board, Chief Executive Officer and President since the time of our formation in October of 2021 . Currently and for more than thirty years prior to the Company’s formation, Mr . Lee served as the CEO and President of LeeWay Global Logistics since its formation in 2015 and CEO and President of WLP since its formation in 1984 . Mr . Lee also is and has been since their formation the CEO and President of all of our other operating subsidiaries . Each of these businesses shares our business address . Mr . Lee is a true entrepreneur, having started and operated numerous companies covering diverse industry segments during his business career . Mr . Lee, after completing graduate school, worked in New York City as an analyst working on mergers and acquisitions . He has leveraged the experience and knowledge he gained there to numerous business acquisitions of his own, in addition to the companies he has founded . Mr . Lee has been involved on several boards, ranging from for - profit businesses to non - profit, education, medical and political . Whitt Lee Jim Dreyfous * Charisse Castagnoli, J.D.* Our Board of Directors 23 John Morrell* Spent the early years of his career in banking, small business and the oil and gas business . Mr . Dreyfous founded Pelion Venture Partners in 1986 and served as its Managing Director until his retirement in 2014 . Under his leadership, Pelion grew from a regional venture capital firm to a major national investor in early - stage technologies . The fund raised over $ 950 M from investors and deployed that into early - stage companies throughout the United States . Since retiring in 2014 , Mr . Dreyfous has served as a board member on over twenty companies, including public, private and charitable entities . From 2017 to the present, he has served as a board member for the Utah Natural History Museum, Tracy Aviary, both non - profit organizations, and Interior Worx LLC, a private business . Mr . Dreyfous graduated from Middlebury College . We believe that Mr . Dreyfous ’ experience in banking and technologies business makes him well qualified to serve on our Board and as an independent member of the Board’s committees . Began his career with Purolator Courier Corporation as a marketing analyst, rising to VP of Marketing before leaving to become VP of Sales for Wycoff, a transportation company . Mr . Morrell has served as President of several private companies before being hired by a private equity group to do workouts . Mr . Morrell has a wide range of experience on which to draw . Mr . Morrell semi - retired in 2011 . Mr . Morrell has been employed by Saddleback Fence and Vinyl Company as a management consultant from 2011 to the present . Since 2019 he has also served as President of Costura LLC, a cutting and sewing operation that manufactures high - end products for the military and outdoor companies . Mr . Morrell graduated from Manhattan College and received an MBA from Texas Christian University . We believe that Mr . Morrell’s experience in marketing and private equity makes him well - qualified to serve on our Board and as an independent member of the Board’s committees . Has, during her career, experience in both the transportation and fintech industries . From 2015 to 2018 , she served as a VP and General Counsel of Trucker Path, Inc . , which developed the leading mobile application for the truck driving community, and served as General Manager for Instapay Flexible, LLC, a company founded to provide fast funding for truckers from 2018 through 2021 . She also has extensive experience and certifications in the cyber security industry . Mrs . Castagnoli received a B . A in Computer Science from The University of California Berkeley and a J . D . degree from The University of Texas School of Law . We believe that Mrs . Castagnoli’s experience in transportation and fintech industries makes her well qualified to serve on our Board and as an independent member of the Board’s committees . Our Board of Directors 23 *Will automatically become board members upon the first day of trading on the NYSE American

LEEWAY SERVICES 24 • LeeWay Global Logistics provides a freight management platform that connects shipper needs to carrier capacity in all modes and types of transportation irrespective of distance, cargo weight and commodity type. • Our organic growth is significantly higher than the industry average. • We intend to consolidate via the acquisition of small freight brokers in the highly fragmented Freight Brokerage Industry, as there are approximately 17,000 potential targets. • We are building a specialty financial services business that we believe will become a next - generation, cloud - based platform for small and medium - sized companies, primarily in the e - commerce marketplace. • Technology developed for eCommerce Financing is being migrated to transportation ( Transtech ) and will enhance carrier benefits. • LeeWay's team has over 100 years of industry experience. Summary

LEEWAY SERVICES THANK YOU Relationship Built. Technology Driven. LeeWayServices.com 2150 South 1300 South, Suite 360 Salt Lake City, Utah 84106 833.568.8390 info@leewayservices.com 25